EXHIBIT 21

                         Subsidiaries of the Registrant

                                                            State of
           Name                                          Incorporation
- - -------------------------------                          -------------

Bishop Capital Corporation  (1)                              Wyoming
MCC Cablevision, Inc.                                        Wyoming
Metro Minerals Corporation                                   Wyoming
Charter American Corporation                                 Wyoming


  (1) Since the subsidiary is being operated autonomously by the previous management of the Company pursuant to a five year operating agreement, the Company's investment in the subsidiary is accounted for by the equity method.